ULURU NEWS

Contact: Company
Kerry P. Gray
President & CEO
Terry K. Wallberg
Vice President & CFO
(214) 905-5145

ULURU INC.

REPORTS FIRST QUARTER 2013 FINANCIAL RESULTS

Addison, Texas, May 16, 2013; ULURU Inc. (OTCQB: ULUR) today announced its financial results for the first quarter ended March 31, 2013 and provided a review of its operating activities.

Based on the first quarter activities, the Company is confirming the previously communicated outlook for 2013:

¬	Launching Altrazeal® onto 15 international markets;

¬	Expanding the network of distribution partners to cover all major markets excluding Japan; and

¬	Positioning Altrazeal® to be marketed in approximately 50 markets by the end of 2014.

Commenting on the business activities, Kerry P. Gray, President and CEO, stated, “Great progress has been made to accelerate the introduction of Altrazeal® onto the international markets. Orders in hand and orders anticipated to be received prior to the end of June 2013 indicate that Altrazeal® could be marketed in 10 international markets prior to the end of September 2013. There is now significant momentum building throughout Europe which is being driven by the clinical and economic attributes of Altrazeal®. We believe there will be a further acceleration in commercialization activities as Altrazeal® gains addition exposure at upcoming European wound management meetings. With the projected product launches over the upcoming six months we believe that the Company is well positioned for significant revenue growth”.

For the first quarter of 2013, the Company reported a net loss of $657,000, or $0.06 per share, compared with a net loss of $843,000, or $0.11 per share, for the same period last year.

Operating Results

Revenues
Revenues for the first quarter of 2013 were $102,000, as compared to $60,000 for the first quarter of 2012.  The increase of $42,000 in revenues is primarily attributable to an increase of $55,000 in Altrazeal® product sales.  These revenue increases were partially offset by a decrease of $16,000 in royalties related to the domestic sale of Aphthasol®.

Cost of Goods Sold
Cost of goods sold for the first quarter of 2013 was $41,000, as compared to $17,000 for the first quarter of 2012 as a result of sales volume.

Research and Development
Research and development expenses for the first quarter of 2013 were $165,000, including $1,000 in share-based compensation, as compared to $193,000, which included $8,000 in share-based compensation, for the first quarter of 2012.  The decrease of $28,000 in research and development expenses was primarily due to a $61,000 decrease in scientific compensation principally due to a lower head count, a decrease of $20,000 in clinical study costs, and a $6,000 decrease in regulatory costs.  These expense decreases were partially offset by an increase of $59,000 in direct research costs related to Altrazeal®.

Selling, General and Administrative
Selling, general and administrative expenses for the first quarter of 2013 were $261,000, including $9,000 in share-based compensation, as compared to $476,000, which included $17,000 in share-based compensation, for the first quarter of 2012.  The decrease of approximately $215,000 in selling, general and administrative expenses was primarily due to a $111,000 decrease in sales & marketing costs due to our revised sales and marketing plan, a $28,000 decrease in bad debt expenses, a $21,000 decrease in insurance costs, a $21,000 decrease in investor relations consulting and a $19,000 decrease in consulting costs related to XBRL reporting.

Other income and Other expenses
Interest expense for the first quarter of 2013 was $132,000 as compared to $25,000 for the first quarter of 2012.  The increase of approximately $107,000 is primarily attributable to costs associated with our convertible debt and interest costs related to regulatory fees.

Mr. Gray continued, “Revenue was in line with our 2013 financial plan. Continued expense reductions resulted in our net loss being below both the projected level and 2012. With our revised expense base, modest increases in revenue will enable the Company to achieve profitability”.

About ULURU Inc.:
ULURU Inc. is a specialty pharmaceutical company focused on the development of a portfolio of wound management and oral care products to provide patients and consumers improved clinical outcomes through controlled delivery utilizing its innovative Nanoflex® Aggregate technology and OraDisc™ transmucosal delivery system. For further information about ULURU Inc., please visit our website at www.uluruinc.com.  For further information about Altrazeal®, please visit our website at www.altrazeal.com.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, including but not limited to statements made relating to future financial performance of ULURU Inc. (the "Company"), the advancement of licensing discussions for additional markets, the anticipated launch of Altrazeal® in various markets and countries, the completion of strategic alliances, the anticipated escalation of revenues in 2013, and the acceptance of Altrazeal® by medical practitioners.  When used in this press release, the words “believe,” "expect" and "anticipate" and similar expressions may be indicative of forward-looking statements including without limitation statements relating to the regulatory results for our products.  These statements by their nature involve substantial risks and uncertainties, certain of which are beyond the Company's control. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of an unanticipated event. Further, management cannot assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.   These statements are subject to numerous risks and uncertainties, including but not limited to the risk factors detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and other reports filed by us with the Securities and Exchange Commission.

ULURU Inc.
SUMMARY OF RESULTS

STATEMENTS OF OPERATIONS DATA

	Three Months Ended March 31,
	2013	2012
Revenues
License fees	$11,153	$7,959
Royalty income	---	16,185
Product sales, net	90,891	35,861
Total Revenues	102,044	60,005

Costs and Expenses
Cost of goods sold	40,889	16,734
Research and development	165,285	192,960
Selling, general and administrative	260,690	476,299
Amortization of intangible assets	117,161	118,463
Depreciation	65,388	75,261
Total Costs and Expenses	649,413	879,717
Operating (Loss)	(547,369)	(819,712)

Other Income (Expense)
Interest and miscellaneous income	22,465	1,654
Interest expense	(131,686)	(25,351)
Equity in earnings (loss) of unconsolidated subsidiary	---	---
(Loss) Before Income Taxes	(656,590)	(843,409)

Income taxes	---	---
Net (Loss)	$(656,590)	$(843,409)

Less preferred stock dividends	(12,021)	(10,726)
Net (Loss) Allocable to Common Stockholders	$(668,611)	$(854,135)

Basic and diluted net (loss) per common share	$(0.06)	$(0.11)

Weighted average number of common shares outstanding	11,657,123	7,962,421

ULURU Inc.

SELECTED CONDENSED CONSOLIDATED BALANCE SHEET DATA

	March 31, 2013	December 31, 2012
	(Unaudited)	(Audited)

Cash and cash equivalents	$5,913	$21,549
Current assets	998,075	1,115,982
Property and equipment, net	780,147	845,535
Other assets	4,985,151	5,366,600
Total assets	6,763,373	7,328,117

Current liabilities	3,505,313	3,889,734
Long term liabilities – convertible notes payable	546,322	751,543
Long term liabilities – deferred revenue	824,400	835,553
Total liabilities	4,876,035	5,476,830
Total stockholders’ equity	1,887,338	1,851,287